Exhibit 99.1

American Water’s Walter Lynch Announces Retirement
Susan Hardwick Named President and CEO

CAMDEN, N.J. – February 2, 2022 – American Water (NYSE: AWK) announced today that its president and CEO Walter Lynch retired from the company, effective February 2, 2022. Susan Hardwick, who recently served as Interim CEO, was appointed by the Board of Directors as president and CEO to replace Lynch.

“I have decided to retire from American Water. This is the best decision for my family and me,” said former president and CEO Walter Lynch. “I am fortunate to have my health and such a wonderful family with whom I look forward to spending more time. As I move on, I will be wishing the company every success in the years ahead.”

“On behalf of the Board of Directors, we want to thank Walter for his service to American Water over his long-tenure with the company,” said Karl Kurz, chairman of American Water’s Board of Directors.

“The Board and I are also pleased to name Susan Hardwick as American Water’s president and CEO and we have full confidence that she will continue our record of strong industry leadership and financial performance,” added Kurz. “She is a proven leader with extensive utility experience and is deeply committed to customers, employee development and building better communities.”

Hardwick is currently serving as American Water’s chief financial officer and will continue to serve in that role until her replacement is named. A national search to fill the CFO role is underway. The Board of Directors also elected Hardwick to serve on the Board of Directors at American Water.

“I want to say a special thanks to Walter for his time at American Water and wish him all the best,” stated Hardwick. “I also look forward to continuing to lead the incredible employees of American Water. We’re a top leader in the utility sector and we will continue to deliver exceptional value to all of our stakeholders.”

Hardwick joined American Water in June 2019 and became CFO on July 1, 2019. In this role, she was responsible for all aspects of financial management and strategy, including directing finance strategy, investor relations, treasury, financial planning, accounting, internal audit, risk management, supply chain, regulatory services, and control functions.

Prior to joining American Water, Hardwick served as executive vice president and CFO of Vectren Corporation.

About American Water
With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 25 states. American Water provides safe, clean, affordable, and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook, and LinkedIn.

AWK-IR

Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com
###